Exhibit 99.2

TRADING SYMBOLS:	October 13, 2010
In the United States: NYSE Amex: HTM and in Canada: TSX: GTH

U.S. GEOTHERMAL DRILLS PROLIFIC
WELL AT NEAL HOT SPRINGS

BOISE, Idaho – October 13, 2010 (NYSE Amex: HTM, TSX: GTH) U.S. Geothermal Inc. (“U.S. Geothermal”), a leading renewable energy company focused on the development, production and sale of electricity from geothermal energy, announced today that its subsidiary, USG Oregon LLC, has successfully drilled and tested NHS-8, the third production well at the Neal Hot Springs geothermal project located in eastern Oregon. The production well encountered the reservoir zone at 3,604 feet. The well flowed under artesian pressure at a rate of 2,770 gallons per minute (“gpm”). The production temperature of the well is 287.5 F (142 C). USG Oregon LLC is owned 80% by US Geothermal and 20% by Enbridge Inc.

Two existing production wells have previously been drilled and tested. Well NHS-1 intersected the reservoir at 2,287 feet and flows under artesian pressure at a rate of 2,315 gpm with a production temperature of 286.5º F (141º C). Well NHS-5 encountered the reservoir at 2,796 feet and flows at a rate of 1,500 gpm and with a production temperature of 286º F (141º C). Wells with a flowing temperature of 286 F (141 C) and a pumped flow rate of 2,000 to 3,000 gpm are considered very viable to substantiate commercial power generation.

“Well NHS-8 has the highest temperature and artesian flow rate of any well drilled at Neal Hot Springs. This is a great well. With the upcoming completion of well NHS-2 we may have all production needed for the 23 net megawatt (“MW”) project. We will now turn our attention to injection strategy”, said Daniel Kunz, President and CEO.

A fourth production well, NHS-2, is being drilled at a location in between NHS-5 and NHS-8 and is currently at a depth of 1,188 feet with a target depth to the reservoir of 3,220 feet. Subject to establishing reservoir pressure support via injection wells, this production well may complete the total required production wells needed for the 23 net MW project.

A second injection well, NHS-13 was recently drilled and is currently undergoing injection testing. The first injection well, NHS-10 was already completed and test results indicate an injection capacity of approximately 1,100 gpm.

About U.S. Geothermal:

U.S. Geothermal Inc. is a leading renewable energy development company that is operating geothermal power projects at Raft River, Idaho and San Emidio, Nevada. The Neal Hot Springs project will be the company’s third operating power project. The company holds geothermal energy rights to 69,500 acres comprising six advanced stage geothermal development projects. The San Emidio project is currently undergoing construction of a new 8.6 net MW binary cycle power plant.

Please visit our Website at: www.usgeothermal.com

Website: www.usgeothermal.com	NYSE Amex: HTM TSX: GTH

FOR ADDITIONAL INFORMATION PLEASE CONTACT:

Saf Dhillon - Investor Relations	Please visit our Website at: www.usgeothermal.com
U.S. Geothermal Inc.
Tel: 866-687-7059
Fax: 208-424-1030
saf@usgeothermal.com

The information provided in this news release may contain forward-looking statements within the definition of the Safe Harbor provisions of the US Private Securities Litigation Reform Act of 1995, including statements regarding the offering, anticipated use of proceeds and availability of future financing. These statements are based on U.S. Geothermal Inc.'s current expectations and beliefs and are subject to a number of risks and uncertainties that can cause actual results to differ materially from those described. Important factors that could cause actual results to differ materially from U.S. Geothermal's expectations include the uncertainties involving the completion of the offering and the need for additional financing to explore and develop projects and availability of financing in the capital markets . Readers are cautioned to review the risk factors identified by the company in its filings with Canadian and US securities agencies, including U.S. Geothermal's annual report on Form 10-K for the year ended March 31. 2009. Forward-looking statements are based on management's expectations, beliefs and opinions on the date the statements are made. U.S. Geothermal Inc. assumes no obligation to update forward-looking statements if management's expectations, beliefs, or opinions, or other factors, should change.

The NYSE Amex and the Toronto Stock Exchange do not accept responsibility for the adequacy of this release.

U.S. Geothermal Inc.	1505 Tyrell Lane, Boise, ID 83706	208-424-1027
www.usgeothermal.com